Exhibit 32.2

NANOGEN, INC.

CERTIFICATIONS REQUIRED BY

RULE 13a-14(b) OF THE SECURITIES EXCHANGE ACT OF 1934

I, Robert Saltmarsh, Chief Financial Officer of Nanogen, Inc., a Delaware corporation (the “Company”), hereby certify that, based on my knowledge:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

March 16, 2006

/s/ ROBERT SALTMARSH
Robert Saltmarsh Chief Financial Officer